Exhibit 99.36

Mediaset S.p.A.

Registered office in via Paleocapa n. 3, 20121 Milan (MI)

Share Capital Euro 614,238,333.28

Milan Monza Brianza and Lodi Companies Register and

Tax ID No. 09032310154

Notice of call of Mediaset S.p.A. shareholders’ meeting of 10 January 2020

Shareholders of Mediaset S.p.A. (ticker MS), holders of ordinary shares or holders of ADR (CUSIP 584469407), are convened to take part in the extraordinary shareholders’ meeting in Cologno Monzese (MI), Viale Europa no. 46, on Friday, 10 January 2020, at 11:00 am CET, in a single call to resolve on the following

Agenda

1.              Proposal to amend articles 1, 13, 15, 40, 42 and 43 of the proposed version of the articles of association and articles 4, 5, 6, 7, 8, 11 and 13 of the “Terms and Conditions for Special Voting Shares” (as well as article 1 of Schedule 1 to the same), that will be adopted by MFE - MEDIAFOREUROPE N.V., as surviving company, upon completion of the cross-border merger by absorption of Mediaset S.p.A. and Mediaset España Comunicación S.A. with and into Mediaset Investment N.V., as well as Paragraph 6 of the “Terms and Conditions for the Initial Allocation of Special Voting Shares A”

The share capital consists of No. 1,181,227,564 ordinary shares with a par value of Euro 0.52 each. As at 22 November 2019, the Company holds No. 43,283,164 treasury shares, the voting rights attached to which are suspended. The aggregate amount of treasury shares may vary in the time period between the date hereof and the date of the shareholders’ meeting. Any variation in the aggregate amount of treasury shares will be communicated at the opening of the shareholders’ meeting. The share ownership structure is published on the Company website www.mediaset.it (section Corporate/Governance).

Eligibility to Attend the Meeting

Pursuant to article 11 of the Company Bylaws, only persons entitled to vote at general meetings shall be entitled to attend the shareholders’ meeting. Eligibility to attend the shareholders’ meeting and to exercise voting rights shall be certified by a notice to the Company, made by the broker to the party holding the right to vote, based on evidence concerning the end of the trading day of the seventh open market day prior to the date set for the shareholders’ meeting in a single call (the record date), falling on 30 December 2019. Credit or debit entries performed on accounts after that term do not give the party the right to vote at the shareholders’ meeting. As such, shareholders registered after the record date will not be entitled to attend and vote at the shareholders’ meeting.

Notifications by brokers to the Company must be made in compliance with applicable laws and the Company Bylaws.

Procedures for postal voting or electronic voting are not contemplated.

Attendance and voting at the shareholders’ meeting is governed by applicable laws and regulations, as well as by the Company Bylaws and the provisions set forth in the Mediaset’s Rules Applicable to General Shareholders’ Meetings, published on the company website www.mediaset.it (/Corporate/Governance/Shareholders’ Meeting).

Proxy votes

Pursuant to article 12 of the Company Bylaws, persons entitled to vote may appoint a proxy in writing to attend and vote at the meeting on their behalf, in accordance with the law.

Proxies may be appointed using the “Proxy Form” available (together with relevant instructions for completing it and sending it) at the Company’s registered office and online on the company website www.mediaset.it (Corporate/Governance/Shareholders’ Meeting). The completed proxy form could be sent to the Company by registered mail with return receipt to the following address: Mediaset S.p.A. — Direzione Affari Societari — Viale Europa, 48, 20093 Cologno Monzese (MI), Italy, or by certified e-mail to the e-mail address: direzione.affarisocietari@mediaset.postecert.it. In these cases, the Company must receive the completed proxy form by and no later than the opening of the shareholders’ meeting. In the event that the proxy submits or sends to the Company a copy of the original Proxy Form, the proxy will be required to certify that the copy is a true copy of the original and the identity of the shareholder granting the proxy. In accordance with Article 135-novies of the Italian Legislative Decree No. 58/1998, proxies may be appointed using an electronic proxy form, signed with a digital signature.

The proxy may be granted to Computershare S.p.A., with registered office in Milan, Via Lorenzo Mascheroni, 19, 20145, Italy, appointed for this purpose by the Company pursuant to Article 135-undecies of the Italian Legislative Decree No. 58/1998 (the Designated Proxy). The Designated Proxy must be appointed using the specific proxy form, prepared by the Designated Representative itself, upon agreement with the Company, available on the website www.mediaset.it (section Corporate/Governance/Shareholders’ Meeting).

The original proxy to the Designated Representative, with voting instructions, must be submitted to the offices of Computershare S.p.A., Via Lorenzo Mascheroni, 19, 20145 Milan, Italy; a copy can be sent in advance by fax to the number +39 02 46776850 or by attaching it to an e-mail to be sent to the address: ufficiomilano@pecserviziotitoli.it, by the end of the second open market day prior to the date set for the shareholders’ meeting, falling on 8 January 2020. The proxy — granted as indicated above — is only valid for the resolution proposals for which voting instructions have been given. Granting the proxy to the Designated Representative does not entail any costs for shareholders. Proxy forms and voting instructions may be revoked within the deadline specified above.

Advance notification of the proxy to the Company does not exempt the representative from the obligation, upon verification for attendance of the meeting, to certify that the transmitted copy is a true copy of the original and the identity of the shareholder granting the proxy.

Right to Ask Questions

Persons entitled to vote may submit questions relating to the item on the agenda, also before the shareholders’ meeting, either by certified e-mail to the e-mail address: direzione.affarisocietari@mediaset.postecert.it, or by registered letter with return receipt to be addressed to: Mediaset S.p.A. — Direzione Affari Societari — Viale Europa, 48, 20093 Cologno Monzese (MI), Italy.

Questions must be sent to the Company by 7 January 2020 and must be accompanied by the specific communication issued by the depository broker of the shares owned by the relevant shareholder.

The parties involved must provide information enabling their identification. Questions received before the shareholders’ meeting will be answered, at the latest, during the shareholders’ meeting itself.

Written answers provided in paper format and made available to all entitled shareholders at the beginning of the meeting shall also be considered as having been provided during the shareholders’ meeting. The Company may provide a single answer to questions concerning the same matter.

The Company further reserves the right to publish, on this website and prior to the shareholders’ meeting, a number of questions and the relevant answers aimed at providing clarifications and specific information on the item on the agenda.

Right to Request the Addition of New Items and to Propose New Resolutions

Pursuant to Article 126-bis of the Italian Legislative Decree No. 58/1998, shareholders representing, jointly or severally, at least one-fortieth of the share capital, may — within 10 days from the publication of the present notice — request the insertion of additional items (to be specified in the request) to be dealt with at the shareholders’ meeting, or propose new resolutions on any item already included in agenda.

The request must be submitted in writing by sending a registered letter to the registered office, or by sending a certified email to the email address: direzione.affarisocietari@mediaset.postecert.it, upon the requesting shareholder giving evidence of its eligibility. In particular, the communication issued by the depository broker of the shares owned by the relevant shareholder shall be transmitted to the Company so to exercise this right.

Shareholders requesting new items to be added to the agenda or new resolution proposals must prepare a report including the reason for the suggested resolution proposals on new items, or the reason for the suggested further resolution proposals on the items already on the agenda. The board of directors must receive the report within the same deadline provided for the submission of integration requests. The report, with any assessment by the board of directors, is made available to the public together with the notice announcing the integration request.

The addition of new items may not be requested for matters on which, according to the law, resolutions at general meetings may be adopted only upon proposal by the directors or on the basis of plans or reports prepared by them.

Withdrawal right

The approval of the item on the agenda does not entail the approval of a new cross-border merger; on the contrary, (i) it only concerns some specific amendments to organizational aspects of the corporate structure of MFE - MEDIAFOREUROPE N.V., as resulting company from the cross-border merger by absorption of Mediaset S.p.A. and Mediaset España Comunicación S.A. with and into Mediaset Investment N.V. (the Merger), as approved, inter alia, by the extraordinary meeting of shareholders of the Company on 4 September 2019; and, consequently, (ii) does not affect the cross-border nature of the Merger nor the terms and conditions of the Merger (other than those which would be amended by virtue of the approval of the item on the agenda).

As such, the approval of the item on the agenda (i) does not affect the grounds on which shareholders have already exercised their withdrawal rights following the approval of the Merger by the extraordinary meeting of shareholders of the Company, on 4 September 2019, and (ii) does not entail any of the conditions provided for the exercise of the withdrawal right under applicable law: consequently, Mediaset shareholders who do not participate in the adoption of the resolution proposal on the item on the agenda will not be entitled to exercise their withdrawal rights.

Documentation

The report prepared by the board of directors illustrating the item on the agenda, together with the relevant resolution proposal, as well as any other documentation concerning that will be submitted to the approval of the shareholders’ meeting, will be made available to the public in accordance with applicable law, and provided at the Company’s registered office, online on the Company website www.mediaset.it (/Corporate/Governance/Shareholders’ Meeting) and on the eMarket Storage system on the website www.emarketstorage.com. Shareholders are entitled to copies of the documentation.

The Company Bylaws are published on the Company website www.mediaset.it (/Corporate/Governance/Company Bylaws).

For any further information, please contact Mediaset Corporate Affairs: by telephone on +39 02 25149588; by fax on +39 02 25149590 or by e-mail to direzione.affarisocietari@mediaset.it. Documentation can be viewed and/or obtained at the Company’s registered office at Via Paleocapa, 3, Milan, Italy, open to the public Monday to Friday from 9:00 a.m. to 6:00 p.m.

Organization

Shareholders are asked to arrive before the meeting time to facilitate registration procedures, with a valid ID, as well as a copy of the notice sent to the Company by the broker and any proxies. Registration activity will begin one hour before the scheduled time for the opening of the shareholders’ meeting.

The meeting venue can also be reached by means of a shuttle service from the Cascina Gobba MM2 metro station; a return shuttle service will be provided at the end of the meeting.

Milan, 22 November 2019

The Chairman

Fedele Confalonieri

US investors disclaimer

The present transaction is made for the securities of a foreign company. The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the transaction, such as in open market or privately negotiated purchases.